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                                                                     EXHIBIT 5.1

                               July 19, 2001

LSB Corporation
30 Massachusetts Avenue
North Andover, Massachusetts  01845

Ladies and Gentlemen:

     This opinion is furnished to you in connection with the registration statement on Form S-8 (the "Registration Statement") being filed on the date hereof with the Securities and Exchange Commission for the registration of 714,180 shares (the "Shares") of Common Stock, $.10 par value, of LSB Corporation., a Massachusetts corporation (the "Company"). We understand that the Shares will be offered and sold to directors, officers, employees, consultants and advisors of the Company or other persons upon exercise of options granted pursuant to: (i) the Lawrence Savings Bank 1986 Stock Option Plan and (ii) the Lawrence Savings Bank 1997 Stock Option Plan, each of which was assumed and adopted by the Company as stock option plans of the Company (the "Plans") on July 1, 2001 pursuant to the Plan of Reorganization and Acquisition between Lawrence Savings Bank and the Company dated as of March 12, 2001.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares which may be issued and sold pursuant to the Plans, upon the exercise or conversion of stock options granted thereunder, have been duly authorized and, when issued and sold in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,

                                        /s/ Goulston & Storrs, P.C.


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